Exhibit 99.2

Annual Meeting of Shareholders, May 1, 2007

The Prepared Remarks of

Christopher E. French

President

[Slide 1] As I said in my letter to the Shareholders in the Annual Report, 2006 was a fairly challenging year. Despite these challenges, your Company has emerged stronger and is much better positioned to compete in our rapidly changing industry. I am particularly proud of our employees and management team for their ability to successfully work through the issues that faced us. Despite the higher levels of uncertainty, our employees were able to remain focused, not only on doing their jobs, but doing them exceedingly well.

[Slide 2] We had great financial results in 2006. Our total revenues increased to $169.2 million, or 15.6%. As has been the case for the past few years, this growth was again primarily driven by increases in our PCS business.

In spite of the operating loss from our Converged Services segment, operating income increased 9.3% over the prior year, reaching $21.2 million. This gain was also achieved primarily as a result of the growth in our PCS operation.

Net income got a big boost from a one-time $6.4 million net-of-tax gain from the liquidation of the Rural Telephone Bank, helping us reach total net income of $17.9 million. Without the RTB gain, net income would have been $11.5 million, still a good increase of 7.5% over the previous year.

Earnings per share on a fully diluted basis were $2.30. We paid shareholders a total cash dividend per share of 75 cents, which included a special dividend of 27 cents as we passed on to shareholders part of the funds from the RTB liquidation.

[Slide 3] The biggest challenge we faced during 2006 was dealing with the impact of the merger between Sprint and Nextel. From the time that merger was announced in August 2005, achieving a positive outcome for our company was our number one priority. And this chart of our PCS net income helps you see why. As discussed at last year’s annual meeting, in addition to working towards a new long-term relationship, we

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also had to consider other ways to resolve our differences, possibly via a sale or through litigation. Some of those options raised a host of other issues and questions.

[Slide 4]We were very pleased to reach agreement on a new long-term arrangement. The agreement means that we will be able to continue our participation in this very large and rapidly growing wireless business. Many aspects of our previous relationship remain in place. As we have for many years, we continue to own and operate our PCS network, which uses CDMA technology, and we still have responsibility for the construction and maintenance of the network of towers and base stations, the PCS switch, and all the facilities needed to connect them together. We continue to have responsibility for the sales and customer support of CDMA products within our service area of over 2.2 million people, and we continue to benefit from the revenues generated by our CDMA customers. The term of our agreement remains the same as before. We’re currently in the initial twenty year term which runs until November 2019, and then there are three ten-year renewal periods.

The agreements do not require us to undertake any major network expansion or upgrades. We will, however, increase our network investments since we expect Sprint Nextel to ultimately support all of its customers on an upgraded CDMA network capable of supporting the products and features of both technologies. Continued network investments are planned to help us maintain our high quality service levels, further expand our coverage footprint and increase our data capabilities in response to increasing customer demand.

[Slide 5] Under the new agreements, Sprint Nextel retains ownership of the existing Nextel customers and its network, which is based on a different technology called iDEN (Integrated Digital Enhanced Network). We will not receive any of the revenues from these iDEN customers; however, Sprint Nextel is compensating us to take over sales and distribution responsibilities within our market area. We will also take over the Nextel stores and employees in our PCS service area, and be paid for each customer added.

[Slide 6] In addition to remaining an affiliate and ending discussions concerning a possible sale, the agreements resolve all outstanding claims between us and Sprint Nextel. In return for this settlement, we now have a greatly simplified process for settlement of revenues and expenses between our organizations. We still have a great opportunity to benefit from our efforts and continue growing our earnings, but this new settlement process will significantly change the way we present certain financial information about PCS.

[Slide 7] Previously, we received essentially 92% of revenues collected from our customers. The eight percent withheld compensated Sprint Nextel for our use of their spectrum, brands and national advertising. We also separately settled on more than a hundred different items. These covered a wide range of amounts, from such big ticket items as travel and roaming minutes of use, billing services and customer care, down to really small amounts for things like office supplies. All these additional items, after

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netting the revenue and expense components, resulted in a net payment back to Sprint Nextel of about nine percent of billed revenue for 2006.

[Slide 8] Under the amended agreements we will no longer separately settle for all these items. Instead, Sprint Nextel will retain an additional 8.8 percent of collected revenues as a Net Service Fee, and send us 83.2 percent of revenues collected from our customers. In addition to the simplification, the new agreements provide us more certainty about our costs, and limits future changes to the Net Service Fee.

One noticeable effect of these changes will be that both our reported revenues and expenses will look lower when compared to recent periods. This will happen since the Net Service Fee will now be netted against revenues whereas previously the items it covers were listed as operating expenses. Although PCS revenue and expense amounts will look very different compared to past periods, you will still be able to easily compare our operating and net income figures to previous annual and quarterly amounts. Our first quarter 2007 results are the first to be presented under the new arrangement. I won’t review those numbers for you now, but instead will let Earle have the honor of doing that during his presentation.

[Slide 9] When we were confronted with the prospects of potentially exiting the PCS business, it triggered a critical examination of our organization and our staffing levels. One outcome of this review was identification of a need to reduce our organization’s cost structure. This need was addressed through a combination of actions, including a freeze and termination of our defined benefit pension plan and an overall reduction in force of approximately 50 positions. The downsizing was achieved primarily through an early retirement offering and attrition.

We estimate that total costs related to the downsizing will be $2.5 million. $400 thousand of this was booked in the fourth quarter last year and $2.0 million in the first quarter of 2007. The bulk of these costs hit our telephone and CATV subsidiaries where we’re experiencing little or no growth in customers. We also expect there will be another $1.7 million of expense recognized in the third quarter of this year, to reflect the curtailment of the defined benefit pension plan. Although these are large expenses to incur, on an annual basis we expect there to be $2.8 million of cost savings from these actions.

Taking steps to improve our cost structure helps us gain better control over our ability to compete and continue our profitable growth. There are many external factors, however, that can still have a major impact on portions of our business. While our industry, and particularly the segments that we participate in, are increasingly competitive, we still operate under a significant number of rules and regulation. Many of these regulations are themselves evolving in response to ongoing technological changes and the competitive and market forces that are at work.

[Slide 10]The federal government seems to be particularly busy these days. The Federal Communications Commission has approved a decrease in interstate access

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charges, which are the rates long distance companies pay for the use of our local telephone network. We estimate this reduction, scheduled to be effective this July, will reduce our Telephone subsidiary’s annual revenues by about $1.0 million. In addition, the Virginia State Corporation Commission is considering whether it should review intrastate access charges. Access revenues have historically played an important role in helping keep local service rates affordable, and during 2006, they provided $11.5 million of revenue to our telephone company. Just as a point of reference, that equates to about $38 per telephone access line per month. We expect we will always receive some access revenues for the use of our network, but over a period of time, perhaps years, there will be a major reduction in this $38 figure. This reduction will need to be replaced from a combination of revenues, hopefully from new and innovative services customers will request, but also from higher local service rates. Our basic residential service rate is still only $6.85 per month, as it has been since the early 1980’s.

Possible changes are being considered to the system for administering Universal Service Funds, which are supposed to support the affordability of basic telecommunication services to all Americans. Separately, since 2005 the FCC has had an ongoing proceeding regarding the reform of inter-carrier compensation rules. The outcome of these proceedings could effect what types of entities we may have to exchange traffic with, and set the rates to be paid and received for that interconnection. Both the FCC and Congress are looking at the issue of Net Neutrality, but it isn’t entirely clear what that term specifically means and what types of obligations the government may impose. The FCC is also looking at the pros and cons of exclusive access contracts for video services, some of which we use for our MDU and Fiber-to-the-Home properties. All these issues can have an impact on our ability to compete and will be closely monitored so we can adjust our business plans if necessary.

[Slide 11] One of the significant trends in our industry is the continued growth in demand and use of broadband services. Telephone companies are competing head-to-head with CATV providers to offer customers the increasing bandwidth and data speeds they desire. Although still developing, new wireless services are expected to become viable alternatives for delivering broadband services and we continue to evaluate ways that we may participate in these offerings.

Although the growth opportunity in our traditional businesses has declined or disappeared, it has more than been replaced by our growth in wireless services. Although we expect growth from some of our development stage businesses, such as our Converged Services, we still need to identify and develop other sources of new revenues and profits. We have a very strong balance sheet, and therefore will easily be able to finance, within reason, any new initiatives that offer attractive potential returns.

All the changes taking place in our industry, and within our company, reinforce for us the importance of maintaining our diversification efforts. We continue working to improve the results of our Converged Services segment, both our MDU and Fiber-to-the-Home businesses. The MDU business needs to reach a size sufficient to have enough economies of scale to be profitable, and we are pleased with the success we are having with adding new properties and expanding our customer base.

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The real estate slowdown has negatively impacted the growth of our Fiber-to-the-Home efforts, most notably the delays the developer has incurred at Tackley Mill in Ranson, WV.

[Slide 12]Our recently announced agreement to be the provider at Preston Lake outside of Harrisonburg, along with our work with other developers, indicates there continues to be interest in having Shentel as a preferred service provider.

We also continue to invest in new technologies, in order to be able to improve the economics and quality of our services as well as to expand the offerings we make available to customers.

[Slide 13] Our recent addition of high definition TV service, along with digital video recorder capability, has exceeded our initial projections. Installation of our soft-switch now lets us provision IP-based services much more efficiently than was done using traditional circuit switched technologies. We are continuing to invest in IP-based transport technologies, allowing us to further expand the capacity of the extensive fiber network we already have in place. This year we will complete our efforts to provide route diversity on all segments of our interstate fiber network, further enhancing the quality of service we offer customers. And our decision to make DSL service available to all of our telephone company customers continues to be well received, with our penetration of local broadband service now exceeding 28 percent.

[Slide 14] While we continue to diversify our business, we have taken note of the fact that our shareholder base has itself become more diverse. Although we still have a very large number of individual shareholders, we know that an increasing number of our shares are held by mutual funds, which now hold almost ten percent of total shares outstanding. Most of these funds are index related funds, due to our company being included in the Russell 3000 Index. A slightly higher number of shares are held by a combination of other institutional holders, such as insurance companies, investment advisors and pension funds.

[Slide 15]Whether they are institutions or individuals, we trust that all shareholders have been pleased with the long term performance of our stock. This slide shows the total return graph which the Securities and Exchange Commission decided we should now put in the annual 10-K instead of the proxy statement. As it has for many years now, you can see the total return of your investment over the past five years has again greatly exceeded that of the benchmark indexes shown. The total five-year return for Shentel’s stock, assuming the reinvestment of dividends, was a compound annual growth rate of almost 21 percent.

Our goal remains to continue providing you a good long-term return on your investment. That doesn’t mean we won’t see ups and downs in our stock price, and the last few months have seen a bit more gyrations than usual. While none of us like to see the price of our stock decline, we won’t let short-term fluctuations distract us from the

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long-term potential of our company. Now that we have some certainty with our PCS business, we will be focusing on pursuing our other growth initiatives. With our employees, our management team and our board of directors, we think our future opportunities are bright, and we will continue to strive to reward all of our shareholders for their patience and trust in our company.

The Prepared Remarks of

Earle A. MacKenzie

Executive Vice President & COO

[Slide 16] Good morning. As Chris mentioned, 2006 was a challenging year. A primary objective was not to let the uncertainty about what may happen with Sprint keep us from meeting our objectives. I am pleased to report that we met that challenge.

[Slide 17] Net income for 2006 was $17.9 million, an increase of $7.2 million from 2005. $6.4 million of that increase was due to the gain that was recorded in the Telephone Company due to the liquidation of the Rural Telephone Bank.

When the Telephone Company first borrowed money from the Rural Telephone Bank, it was required to purchase shares in the Bank. Additionally, we received annual stock dividends from the bank. In 2006, Congress voted to liquidate the bank and redeem all of the outstanding shares of Rural Telephone Bank. As a result, we received approximately $11.3 million.

Our earnings per share in 2006, was $2.30, compared to $1.39 in 2005. Once again, the primary reason for the significant increase being the gain recorded from the liquidation of the Rural Telephone Bank.

At the bottom of the slide you see the comparison between the two years excluding the Rural Telephone Bank gain. Net income grew by $800K or 7.5%.

[Slide 18] In 2006, revenues grew by $22.8 million or 15.6%. That growth was primarily the result of the continued strong growth of our PCS operations. Operating expenses increased $21 million or 16.5%, with the major part of that increase also due to PCS.

Operating income grew by $1.8 million between 2005 and 2006 to $21.2 million. That compares to growth of $1.4 million between 2004 and 2005.

[Slide 19] This slide details the revenues for the major reporting segments of the Company. As I mentioned earlier, PCS was the primary engine of our growth. Total revenues grew by $22.8 million, with PCS representing $21 million of the increase. The dramatic growth in PCS revenues is primarily driven by growth in customers and the increase in travel voice and data revenue received from Sprint Nextel.

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You see that there was no growth in Telephone revenues, which is consistent with the lack of growth we are seeing in Telephone customers. We actually anticipate that Telephone revenues may decrease in 2007, due to a scheduled reduction in the access charges we receive from the long distance companies.

Converged Services, which we formerly referred to as NTC; saw a modest increase in revenues. We continued to add new apartment complexes, but we had 4 large properties not renew their contracts when they expired in the middle of 2006.

[Slide 20] Let’s take a look at the change in customers during 2006. We had a record year in PCS. I am very proud of our sales organization. They added over 30K net customers in a year when they were not sure whether Shentel would be able to stay in the PCS business. They added 10K or 50% more net customers in 2006 than 2005.

We see mixed results in Converged Services. As mentioned before, we lost 4 very large properties in 2006. We saw overall growth in video customers, with network or Internet customers remaining flat. The biggest change was in phone customers. More and more, students are arriving at college with a cell phone and see no need for a wired phone in their apartment.

[Slide 21] Although we had positive growth in Telephone customers, the net gain was only 90. Although small, we may be the only telephone company in the United States that actually increased phone customers. The Bell companies like Verizon and AT&T are seeing up to a 5% loss of customers annually.

We saw a small loss in cable customers. As a small cable operator, Shentel continues to struggle to compete with DirecTV and Dish Network. They have a lower cost and more access to programming than Shentel. We will continue to compete on being local and providing a higher level of local customer service.

The trend continues for the decline of dial-up internet customers, as users want higher speeds. On the positive side, we had a 39.0% increase in DSL customers to 6,599.

[Slide 22] The operating expenses have grown, but not as quickly as our revenues. The increases in expenses were primarily recorded in PCS. These increases are in line, considering the 25% increase in PCS customers that we saw on a previous slide. The increase in PCS expenses were primarily in travel expense paid to Sprint Nextel, customer service and billing expenses that were paid on a per customer basis and finally the increase in commissions paid to third parties that put customers on our network.

The increase in depreciation is a combination of the $45 million of fixed assets added in 2005 and 2006 and Management’s decision to shorten the useful lives of some assets to lessen the risk of obsolescence.

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[Slide 23] This slide breaks down the net income by major segment. PCS net income was $8.8 million, an increase of $3.4 million from 2005. 2006 was the year when the net income from PCS finally grew to match the Telephone Company. This represents a dramatic change from just a few years ago, when in 2002, PCS lost $5.6 million.

Although we saw no growth in Telephone revenue or customers, we did increase net income by $1.0 million. This improvement in net income was primarily due to reducing allocated costs charged to the Telephone Company. As other parts of Shentel grow relative to the size of the Telephone Company, a smaller percentage of the shared overhead costs are being charged to the Telephone Company. The strong financial position of the phone company allowed us to pay off the entire $4.7 million of debt on the Telephone Company in 2006. That subsidiary is now debt free.

The net loss in Converged Services grew by $2.5 million. The majority of the increase in the net loss was due to a significant increase in depreciation expense from shortening the useful lives of the fixed assets and the shift of hours and dollars of employees that had traditionally charged time to PCS and Telephone.

The increase in the net loss for the Other companies is primarily due to the cost incurred by the Company to evaluate our alternatives related to our PCS business and a loss the Company recorded in connection with its decision not to pursue a WiFi broadband initiative that was started in late 2005.

After evaluating the potential of WiFi, we concluded that it works well in small applications such as in buildings, but there are significant limitations when doing a wide area deployment. We also learned that most localities that have expressed interest in having WiFi want companies like Shentel to heavily subsidize the deployment. We therefore concluded that it was not a viable venture. We have and will continue to install WiFi as an enhancement to our Converged Services business.

[Slide 24] Going forward, we expect our relationship with Sprint Nextel will continue to be the major driver of our financial results. Therefore I would like to take a few minutes to expand on some of the major points of our new relationship with Sprint Nextel.

For a little background; an amendment that we signed back in 2004 that set pricing for services between ourselves and Sprint Nextel expired on December 31, 2006. Upon expiration, Sprint Nextel had the right to change the pricing on an annual basis. They informed us earlier last year that prices for services were going to increase and revenues were going to decrease. Signing a new agreement that addressed the pricing issue was very important.

The financial impact of the new amendment was retroactive back to January 1, 2007, so the financial results for the first quarter of 2007 reflect the impact on Shentel of the new arrangement.

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The new settlement process provides Shentel with more certainty in projecting future results. Prior to this agreement, Sprint Nextel was able to change the rates on numerous items annually. Now, we have agreed that the Net Service Fee will be reviewed periodically, but will not exceed 12%.

[Slide 25] The amendment transfers to Shentel the 13 existing Nextel store locations in our PCS service area along with the store employees. Sprint Nextel will have no company owned distribution in our area. This addition enhances our distribution network, since most of the Nextel stores are in PA where we were already planning to add more stores to increase our distribution channels and sales.

We will offer local customer service to Nextel customers in our PCS area and will sell Nextel’s iDEN product and services in all our existing and new stores. We are being compensated for providing the local customer service in the Net Service Fee. Sprint Nextel will pay us a commission for each new iDEN customer we sign up. We anticipate the transfer of the stores and the Sprint Nextel employees will occur later this month.

Sprint Nextel has announced plans to migrate all Nextel customers to the Sprint CDMA network over the next 5 plus years. Taking care of the Nextel customers in our PCS service area now will increase the probability that they will become Shentel customers in the future. If the current Nextel customers want to move to our CDMA network, we will sign them up, but our main objective is to make the customer happy. If we do not, they will walk across the street to either Verizon or AT&T and we may never have another opportunity to get them as a customer. Taking the long-term view, if we treat the Nextel customers right, they will eventually become Shentel CDMA customers.

[Slide 26] With more stores, we anticipate even faster growth in PCS customers.

Due to the significant growth in stores and anticipated customers, we will need to add additional employees in our PCS organization.

The new agreement also provides for potential opportunities to participate in future new ventures with Sprint Nextel. An example of a potential opportunity may be Wimax. Wimax is a new wireless broadband service. Sprint Nextel has begun construction of WiMax networks in several large metropolitan areas and has announced they plan to build an extensive national network.

[Slide 27] Now for more good news. I would like to share our first quarter results. If you saw our earnings release last week, you know we are off to an excellent start, although some of the headlines I have seen may lead you to another conclusion.

Net income for the first quarter of 2007 was $4.1 million compared to $2.1 million in 2006. For this comparison, the $2.1 million of 2006 net income excludes the $6.4 million one time gain from the liquidation of the Rural Telephone Bank that I discussed earlier.

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Excluding the Rural Telephone Bank gain, net income increased $2.0 million dollars even though we recorded $2.0 million of expense in the first quarter in connection with the downsizing and Early Retirement Option that Chris mentioned earlier.

PCS’ net income grew from $1.3 million last year to $4.3 million this year. The increase is primarily due to the extraordinary growth in customers that we continue to achieve. In the first quarter of 2007 we added over 11,600 customer compared to 6,100 last year.

Telephone net income was $1.5 million this quarter compared to $2.2 million last year. As footnoted at the bottom of the slide, last year’s number excludes the $6.4 million from the liquidation of the Rural Telephone Bank. The decrease from last year is because approximately $1.4 million of the $2.0 million we recorded for the Early Retirement Option was recorded in the Telephone Company.

[Slide 28] You see the same pattern on this slide of Operating Income. Total operating income for the first quarter of 2007 is $7.1 million, up from $4.2 million last year. PCS grew from $2.6 in the first quarter of 2006 to $7.3 million in 2007. The Telephone Company decreased from $3.5 million in 2006 to $2.2 million in 2007. It is a little easier to see the impact of the $1.4 million Early Retirement option on this slide.

As a point of reference, the operating income for first quarter of 2007 increased $2.9 million. That is in comparison to the increase of $1.8 million for the entire year of 2006.

[Slide 29] Total revenue decreased from $39.8 million in the first quarter of 2006 to $33 million in 2007. The decrease might look inconsistent, because as I have shown you on the previous two slides, the Company has done very well this quarter.

If you look closer, the decrease is in PCS. PCS revenue has decreased from $26.2 million to $19.7 million. The decrease is a result of the change in how we are recording revenue and expenses to match the new settlement process with Sprint Nextel. There has been a corresponding decrease in PCS expenses netting to an increase in the bottom line.

[Slide 30] To help see the impact of the new PCS agreement, here is a PCS income statement for the first quarter of 2007 compared to 2006.

I have broken the revenues into different pieces that line up with the new settlement process. The top line represents the gross billing to our customers. You see the first quarter of 2007 is $26.1 million, an increase of $5.7 million, over 25%, compared to the same quarter last year. The next line includes billing adjustments or promotional credits given the customers. An example will be billing adjustments given to our customers by Sprint Nextel’s customer service group. For 2007, the $4.2 million includes $1.2 million for uncollectible accounts that in 2006 were recorded as a Selling, General and Administrative expense.

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The net of the top two numbers represent collected revenue which is the basis of calculating the Net Service Fee. The third line represents the 8% management fee which we always have paid plus the new 8.8% net service fee for 2007. In 2006 there was only the 8% management fee.

The dramatic decline in Travel, Roaming and Wholesale is a result of the new settlement process. We no longer record those revenues. They are netted in the 8.8% Net Service Fee. The $100K in 2007 is a true up of 2006.

The key to understanding our growth is to focusing on the top line. You see that we had substantial growth in gross customer billings year over year.

When we look at the operating expenses you see the impact of the new settlement process. The $6.3 million decrease in Costs of Goods and Services is primarily the long distance and travel expenses we paid for our customers to use the Sprint networks to make a long distance calls or to use their phones when they leave our service area. Additionally customer acquisition expenses that we paid Sprint are no longer recorded. These expenses are included in the net service fee.

Likewise the decrease in Selling, General and Administrative expenses is due to the new settlement agreement. Customer service, billing and commissions paid to national and regional distributors are no longer recorded, but are also included in the 8.8% Net Service Fee.

Although taken into account in calculating the net service fee, Shentel has not yet incurred any costs of providing local customer service to the Nextel customers. We anticipate those expenses to begin prior to the end of the second quarter.

So while both the 2007 PCS revenues and expenses are lower, the result is that the operating income has increased $4.7 million quarter over quarter. An excellent start to 2007.

[Slide 31] For those of you that have been here before, you have seen this slide. This is the slide warning you that you should not rely on any projections we might provide and refer you to our filings with the Securities and Exchange Commission.

For further review and future reference, you can find all of our slides posted to our website later today.

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